UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K



                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Event Reported: April 19, 2002


                        Commission File Number - 1-12070


                          TRANSFINANCIAL HOLDINGS, INC.


                        State of Incorporation - Delaware
                  IRS Employer Identification No. - 46-0278762


                8245 Nieman Road, Suite 100, Lenexa, Kansas 66214
                        Telephone Number - (913) 859-0055



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Item 2.  Acquisition or Disposition of Assets.

      In accordance with a negotiated Purchase Agreement, dated November 6, 2001, on April 19, 2002, TransFinancial Holdings, Inc. (the "Company") closed the sale of all of the outstanding shares of its subsidiaries Universal Premium Acceptance Corporation (UPAC), UPAC of California, Inc., APR Funding Corporation and American Freight System, Inc., and real estate, formerly constituting the headquarters of the Company, in Lenexa, Johnson County, Kansas. The purchaser was KIF, Inc., an Iowa corporation, as assignee of the buyer named in the Purchase Agreement, Commercial Equity Group, Ltd., an Iowa corporation. There was no relationship between the purchaser, or its assignor, and the Company, its affiliates, its directors and officers, and associates thereof, except that the Company did understand that the purchaser would, after the closing, offer an ownership interest to Kurt Huffman, Executive Vice President of the Company and President of UPAC. The adjusted purchase price was approximately $17,100,000, which was reduced by the Buyer's assumption of a contractual obligation of the Company to Mr. Huffman of about $4000,000 and an inter-company payable from the Company to UPAC in the amount of $3,500,000. The balance of $13,200,000 was paid to the Company in cash, except for approximately $2,400,000 transferred at the closing to pay liabilities secured by the assets sold. Other expenses paid by the Company from the cash proceeds included a break-up fee to a firm with which the Company had an earlier agreement for the sale of UPAC, a sales commission to Mr. Huffman and related legal and other expenses, approximating $1,000,000 in the aggregate.

                                    EXHIBITS

Exhibit No.          Exhibit Description

2(a) Purchase Agreement dated November 6, 2001 between the Company and Commercial Equity Group, Ltd. (Incorporated by reference from Exhibit B to the Company's Proxy Statement filed December 4, 2001).


                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:  May 2, 2002            By /s/ William D. Cox
                                  ---------------------------
                               William D. Cox,
                               President, Chief Executive
                               Officer and Secretary